Exhibit 10.1

WINDSTREAM CORPORATION

AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN

2011 PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

Summary of Restricted Stock Unit Award

As of the Date of Grant set forth below, Windstream Corporation, a Delaware corporation (the “Company”), grants to the Grantee named below, in accordance with the terms of the Windstream Corporation Amended and Restated 2006 Equity Incentive Plan (the “Plan”) and this Restricted Stock Unit Agreement (the “Agreement”), the contingent right to receive all, a portion or a multiple of the Target Number of Restricted Stock Units set forth below:

Name of Grantee:

Target Number of Restricted Stock Units:

Date of Grant:	February 8, 2011

Terms of Agreement

1. Grant of Restricted Stock Units. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee as of the Date of Grant this Performance-Based Restricted Stock Unit Award, which represents the contingent right to receive all, a portion, or a multiple of the Target Number of Restricted Stock Units (the “Restricted Stock Units”) set forth herein. Each Restricted Stock Unit shall represent the right to receive one Common Share and shall at all times be equal in value to one Common Share.

2. Right to Receive Payment.

(a) In General.

(i) The Grantee shall vest in all or a portion of the Target Number of Restricted Stock Units allocated to a fiscal year listed below, based upon the extent to which the Company achieves the OIBDA Performance Goal (as defined below) for the applicable fiscal year in accordance with the performance matrix attached hereto as Appendix A (the “Performance Matrix”); provided that the Grantee shall have remained in the continuous employ of the Company or a Subsidiary through the applicable vesting date set forth below (each a “Vesting Date”):

Applicable Fiscal Year	Percentage of Target Restricted Stock Units Allocated to such Fiscal Year	Vesting Date

2011 Fiscal Year	33 1/3%	February 15, 2012

2012 Fiscal Year	33 1/3%	February 15, 2013

2013 Fiscal Year	33 1/3%	February 15, 2014

(ii) Notwithstanding the provisions of Section 2(a), the Target Number of Restricted Stock Units covered by this Agreement (and not previously vested under Section 2(a) or forfeited under Section 3) shall immediately become vested (without regard to whether the OIBDA Performance Goals have been satisfied) if, prior to the applicable Vesting Date, the Grantee (A) dies or becomes permanently disabled (as determined by the Committee) while in the employ of the Company or a Subsidiary, or (B) the Grantee’s employment with the Company and its Subsidiaries is terminated without Cause (as defined in Section 20), or the Grantee terminates his employment with the Company or a Subsidiary for Good Reason (as defined in Section 20), in each case within the two year period immediately following a Change in Control.

(iii) For purposes of this Agreement, the OIBDA Performance Goal for the 2011 fiscal year shall be based on the Company’s operating income before depreciation and amortization (“OIBDA”) and shall be $2,023 million. With respect to each of the 2012 and 2013 fiscal years, the Compensation Committee of the Board (the “Committee”) shall establish in writing and communicate to the Grantee the applicable OIBDA Performance Goal for each such fiscal year not later than 90 days following the beginning of the applicable year. OIBDA shall be calculated as operating income, plus depreciation and amortization expense, all of which shall be determined in accordance with generally accepted accounting principles. However, the calculation of OIBDA shall exclude items of gain, income, loss or expense that are determined to be (i) extraordinary or unusual in nature or infrequent in occurrence, (ii) adjustments as necessary to take into consideration results of operations from acquired or disposed properties such that OIBDA performance is determined on a pro forma basis, consistent with the Company’s quarterly external earnings releases, (iii) related to a change in accounting principle, or (iv) non-cash expense related to a pension or equity compensation awards. The Committee may, in its sole discretion, and without the consent of the Grantee or any other person, increase (but not decrease) the levels of required achievement for an OIBDA Performance Goal with respect to any fiscal year to reflect a change in business operations or acquired properties.

(b) Additional Payout Opportunity. Notwithstanding the foregoing provisions of this Section 2, if the Committee determines that (i) the Company has achieved at least 90% of the OIBDA Performance Goal with respect to each of the 2011, 2012 and 2013 fiscal years, and (ii) the Company has achieved the Revenue Growth Performance Goal (as defined below) for the period from January 1, 2011 through December 31, 2013, then the Grantee shall vest in an additional number of Restricted Share Units equal to 50% of the Target Number of Restricted Stock Units, provided that the Grantee shall have remained in the continuous employ of the Company or a Subsidiary through February 15, 2014. For purposes of this Agreement, the

Revenue Growth Performance Goal shall be achieved if the Company has a positive average annual revenue growth for the three-year period described above. For purposes of this Section 2(e), the Company’s revenues shall be determined in accordance with generally accepted accounting principles. However, the Company’s revenues shall be determined by excluding items of revenue, gain and income that are determined to be (i) extraordinary or unusual in nature or infrequent in occurrence, (ii) related to a change in accounting principle, or (iii) related to the least cost routing initiative currently undertaken which reduces the Company’s switch access revenue with a corresponding reduction in interconnection expense by maximizing the use of the Company’s network to transport switched traffic. The Committee may, in its sole discretion, and without the consent of the Grantee or any other person, increase (but not decrease) the level of required achievement for the Revenue Growth Performance Goal to reflect a change in business operations or acquired properties.

(c) Adjustment of Performance Goals. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, the manner in which it conducts business or other events or circumstances render any of the Performance Goals to be unsuitable, the Committee may modify such Performance Goal or the level of achievement, in whole or in part, as the Committee deems appropriate; provided, however, that no such action may result in the loss of the otherwise available exemption of the Restricted Stock Units under Section 162(m) of the Code.

3. Forfeiture.

(a) In General. The Restricted Stock Units that have not yet vested pursuant to Section 2(a) (and any right to unpaid Dividend Equivalents under Section 7 with respect to the Restricted Stock Units) shall be forfeited automatically without further action or notice (i) except as otherwise provided pursuant to Section 2(a)(ii), to the extent that the OIBDA Performance Goal for a fiscal year has not been achieved, but only with respect to the percentage of the Target Number of Restricted Stock Units allocated to such fiscal year; or (ii) in the event the Grantee ceases to be employed by the Company or a Subsidiary other than as provided in Section 2(a)(ii).

(b) Additional Payout Opportunity. If either (i) the Company fails to achieve at least 90% of the OIBDA Performance Goal with respect to any of the 2011, 2012 and 2013 fiscal years, (ii) the Company fails to achieve the Revenue Growth Performance Goal for the three-year period ending December 31, 2013, or (iii) the Grantee fails to remain in the continuous employ of the Company or a Subsidiary through February 15, 2014 for any reason or no reason, then in each case the Grantee shall forfeit his or her right to the additional payout opportunity set forth in this Section 2(b) without further action or notice.

4. Payment of Restricted Stock Units.

(a) In General. Except as may be otherwise provided in this Section 4, the Company shall deliver to the Grantee (or the Grantee’s estate in the event of death) the Shares underlying the vested Restricted Stock Units within sixty (60) days after the date that they become vested in accordance with Section 2.

(b) Special Payment Terms. To the extent that the Grantee’s right to receive payment of the Restricted Stock Units constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, then notwithstanding Section 4(a), the Shares underlying the Restricted Stock Units that become vested pursuant to Section 2(a)(ii), if any, shall be subject to the following rules:

(i) Except as provided in Section 4(b)(ii), the Shares underlying the Restricted Stock Units that become vested pursuant to Section 2(a)(ii) shall be delivered to the Grantee (or the Grantee’s estate in the event of death) within sixty (60) days after the earlier of (x) the Grantee’s “separation from service” within the meaning of Section 409A of the Code; or (y) the Vesting Date next following the date that the Restricted Stock Units become vested pursuant to Section 2(a)(ii).

(ii) If the Restricted Stock Units become payable as a result of Section 4(b)(i)(x), and the Grantee is a “specified employee” at that time within the meaning of Section 409A of the Code (as determined pursuant to the Company’s policy for identifying specified employees), then to the extent required to comply with Section 409A of the Code, the Shares shall instead be delivered to the Grantee within sixty (60) days after the first business day that is more than six months after the date of his or her separation from service (or, if the Grantee dies during such six-month period, within ninety (90) days after the Grantee’s death).

(c) Satisfaction of the Company’s Obligations. The Company’s obligations with respect to the Restricted Stock Units shall be satisfied in full upon the delivery of the Shares underlying the Vested Restricted Stock Units.

5. Transferability. The Restricted Stock Units may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee, unless otherwise provided under the Plan. Any purported transfer or encumbrance in violation of the provisions of this Section 5 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Stock Units.

6. No Dividend, Voting or Other Rights. The Grantee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in the Common Shares underlying the Restricted Stock Units credited to his or her account until such Common Shares have been delivered to the Grantee in accordance with Section 4. The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Common Shares (and pay Dividend Equivalents as defined in Section 7) in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

7. Dividend Equivalents. Upon payment of a vested Restricted Stock Unit, the Grantee shall be entitled to a cash payment equal to the aggregate cash dividends declared and paid or payable with respect to one (1) Common Share for each record date that occurs during the period beginning on the Date of Grant and ending on the date the vested Restricted Stock Unit is paid (the “Dividend Equivalent”). The Dividend Equivalents shall be forfeited to the extent that the underlying Restricted Stock Unit is forfeited and shall be paid to the Grantee, if at all, at the same time that the related vested Restricted Stock Unit is paid to the Grantee in accordance with Section 4.

8. Continuous Employment. For purposes of this Agreement, the continuous employment of the Grantee with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company and its Subsidiaries, by reason of the transfer of his employment among the Company and its Subsidiaries or a leave of absence approved by the Committee.

9. No Employment Contract; Disclaimer. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Grantee, in each case with or without Cause. By acceptance of this Agreement, the Grantee acknowledges and agrees that neither this Agreement nor any other agreement awarded prior to the date hereof under any equity compensation plan of the Company or its subsidiaries has created or shall create, or be deemed or construed to create or have created, (i) a contractual, equitable, or other right to receive future grants of equity awards, or other benefits in lieu of equity awards, or (ii) a fiduciary duty or other comparable duty of trust or confidence owed to the Grantee (or any successor, assign, affiliate or family member of the Grantee) by the Company and its affiliates and their respective officers, directors, employees, agents or contractors.

10. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

11. Taxes and Withholding. The Grantee is responsible for any federal, state, local or other taxes with respect to the Restricted Stock Units (including the vesting of the Restricted Stock Units, the receipt of Common Shares and the receipt of Dividend Equivalents). The Company does not guarantee any particular tax treatment or results in connection with the grant or vesting of the Restricted Stock Units, the delivery of Common Shares or the payment of Dividend Equivalents. To the extent the Company or any Subsidiary is required to withhold any federal, state, local, foreign or other taxes in connection with the delivery of Common Shares under this Agreement, the Grantee shall pay the tax or make provisions that are satisfactory to the Company or such Subsidiary for the payment thereof. The Grantee may elect (on a form provided by the Company) for the Company or Subsidiary (as applicable) to retain a number of Common Shares otherwise deliverable hereunder with a value equal to the required withholding (based on the Market Value of the Common Shares on the date of delivery) in order to satisfy the withholding obligation; provided that in no event shall the value of the Common Shares retained exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact. If the Company or any Subsidiary is required to withhold any federal, state, local or other taxes at any time other than upon delivery of Common Shares under this Agreement, then the Company or Subsidiary (as applicable) shall have the right in its sole discretion to (a) require the Grantee to pay or provide for payment of the required tax withholding, or (b) deduct the required tax withholding from any amount of salary, bonus, incentive compensation or other amounts otherwise payable in cash to the Grantee (other than deferred compensation subject to Section 409A of the Code). If the Company or any Subsidiary is required to withhold any federal, state, local or other taxes with respect to Dividend Equivalents, then the Company or Subsidiary (as applicable) shall have the right in its sole discretion to reduce the cash payment related to the Dividend Equivalent by the applicable tax withholding.

12. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements of the NASDAQ or any national securities exchange with respect to the Restricted Stock Units; provided, however, notwithstanding any other provision of this Agreement, the Restricted Stock Units shall not be delivered if the delivery thereof would result in a violation of any such law or listing requirement.

13. Amendments. Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, and except as specifically provided in Sections 2(a)(iii) and 2(b), no amendment of the Plan or this Agreement shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.

14. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

15. Claw-Back Policy. Notwithstanding any provision contained herein to the contrary, this Agreement, the Restricted Stock Units and any Common Shares that the Grantee may receive pursuant to this Agreement, are subject to the Windstream Corporation Claw-Back Policy that was adopted in November 2009, as it may be amended from time to time, or any successor policy (the “Policy”), and the Claw-Back Policy Acknowledgement and Agreement that the Grantee signed in accordance with the Policy (the “Claw-Back Agreement”).

16. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. This Agreement, the Policy, the Claw-Back Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Compensation Committee of the Board acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Restricted Stock Units.

17. Successors and Assigns. Without limiting Section 5, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

18. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

19. Electronic Delivery. The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Secretary of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

20. Definitions. Where used herein, the terms “Cause” and “Good Reason” shall have the meanings given to such terms in the employment agreement or change in control agreement in effect for the Grantee immediately prior to his termination of employment, or if none is in effect at that time, such terms shall be defined as follows:

(a) “Cause” shall mean the occurrence of any one of the following: (i) the willful failure by the Grantee substantially to perform the Grantee’s duties with the Company or a Subsidiary, other than any failure resulting from the Grantee’s incapacity due to physical or mental illness, that continues for at least 30 days after the Board delivers to the Grantee a written demand for performance that identifies specifically and in detail the manner in which the Board believes that the Grantee willfully has failed substantially to perform the Grantee’s duties or (ii) the willful engaging by the Grantee in misconduct that is demonstrably and materially injurious to the Company or any Subsidiary, monetarily or otherwise. For purposes of this definition, no act, or failure to act, on the Grantee’s part shall be deemed “willful” unless done, or omitted to be done, by the Grantee not in good faith and without reasonable belief that the Grantee’s act, or failure to act, was in the best interest of the Company and its Subsidiaries.

(b) “Good Reason” shall mean the occurrence, without the Grantee’s express written consent, of any one of the following: (i) the assignment to the Grantee of any duties inconsistent with the Grantee’s status as an executive officer of the Company or of a Subsidiary or a substantial adverse alteration in the nature or status of the Grantee’s responsibilities from those in effect immediately prior to the Change in Control; (ii) a reduction by the Company in the Grantee’s annual base salary to any amount less than the Grantee’s annual base salary as in effect immediately prior to the Change in Control; (iii) the relocation of the principal executive offices of the Company or of a Subsidiary, as the case may be, to a location more than 35 miles from the location of such offices immediately prior to the Change in Control or the Company’s requiring the Grantee to be based anywhere other than the principal executive offices of the Company or of a Subsidiary as the case may be, except for required business travel to an extent substantially consistent with the Grantee’s business travel obligations immediately prior to the Change in Control; (iv) the failure by the Company to pay to the Grantee any portion of the Grantee’s current compensation, or to pay to the Grantee any deferred compensation under any deferred compensation program of the Company, within five days after the date the compensation is due or to pay or reimburse the Grantee for any expenses incurred by him for required business travel; (v) the failure by the Company to continue in effect any compensation plan in which the Grantee participates immediately prior to the Change in Control that is material to the Grantee’s total compensation, including but not limited to, stock option, restricted stock, stock appreciation right, incentive compensation, bonus, and other plans, unless an equitable alternative arrangement embodied in an ongoing substitute or alternative plan has been made, or the failure by the Company to continue the Grantee’s participation therein (or in a substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of compensation provided and the level of the Grantee’s participation relative to other participants, than existed immediately prior to the Change in Control; or (vi) the failure by the Company to continue to provide the Grantee with benefits substantially similar to those enjoyed by the Grantee under any of the Company’s pension, profit-sharing, life insurance, medical, health and accident, disability, or other employee benefit plans in which the Grantee was participating immediately prior to the Change in Control; the failure by the Company to continue to provide the Grantee any material fringe benefit or perquisite enjoyed by the Grantee immediately prior to the Change in Control; or the failure by the Company to provide the Grantee with the number of paid vacation days to which the Grantee is entitled in accordance with the Company’s normal vacation policy in effect immediately prior to the Change in Control.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has also executed this Agreement, as of the Date of Grant.

WINDSTREAM CORPORATION

By:
Name:	Jeffery R. Gardner
Title:	President and CEO

The undersigned hereby acknowledges that a copy of the Plan, Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”) are available for viewing on the Company’s intranet site at windstream.com. The Grantee hereby consents to receiving this Prospectus Information electronically, or, in the alternative, agrees to contact Susan Carson at (501) 748-6462 to request a paper copy of the Prospectus Information at no charge. The Grantee represents that he or she is familiar with the terms and provisions of the Prospectus Information and hereby accepts the award of Restricted Stock Units on the terms and conditions set forth herein and in the Plan.

Grantee

Date:

APPENDIX A

PERFORMANCE MATRIX

Percent of OIBDA Performance Goal Attained with Respect to a Fiscal Year	Percent of Target Number of Stock Units Allocated to such Fiscal Year that are Earned
Less than 90%	0%
90%	50%
91%	60%
92%	70%
93%	80%
94%	90%
95%	100%

Appropriate proration will be made between levels listed above.